UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8 )*

Grupo Aeropotuario del Sureste, S.A.B. de C.V.
(Name of Issuer)
American Depositary Shares, as evidenced by American Depositary Receipts, each representing ten Series B Shares
Series B Shares, without par value
(Title of Class of Securities)
40051E202
(CUSIP Number)
Fernando Chico Pardo
c/o Promecap, S.C.
Bosque de Alisos No. 47A-3, Bosques de las Lomas
CP 05120, Mexico, D.F., Mexico
+52 55 1105 0800

With a copy to:
Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
(212) 530-5735
Attention: Roland Hlawaty
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
May 29, 2008
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	40051E202

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Fernando Chico Pardo

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	PF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Mexican States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		73,201,535

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		73,201,535

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	73,201,535

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	26.4%

14	TYPE OF REPORTING PERSON

	IN

CUSIP No.	40051E202

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Agrupación Aeroportuaria Internacional II, S.A. de C.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	AF

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Mexican States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		51,151,535

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		51,151,535

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	51,151,535

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	18.5%

14	TYPE OF REPORTING PERSON

	CO

CUSIP No.	40051E202

1	NAME OF REPORTING PERSONS I.R.S. Identification Nos. of above person (entities only) Agrupación Aeroportuaria Internacional, S.A. de C.V.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

	OO and BK

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Mexican States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		73,201,535

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		73,201,535

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	73,201,535

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	26.4%

14	TYPE OF REPORTING PERSON

	CO

Amendment No. 8 to Schedule 13D
     The Reporting Persons (as defined below) hereby amend and supplement the statement on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2007, as amended by Amendment No. 1 thereto filed on May 14, 2007, Amendment No. 2 thereto filed on June 4, 2007, Amendment No. 3 thereto filed on June 5, 2007, Amendment No. 4 thereto filed on June 20, 2007, as amended and restated by Amendment No. 5 thereto filed on June 20, 2007, as amended by Amendment No. 6 thereto filed on August 22, 2007 and as amended by Amendment No. 7 thereto filed on May 23, 2008 (“Amendment No. 7”) to, among other things, reflect the Reporting Persons’ acquisition of series B shares (“Series B Shares”) (including Series B Shares underlying the American Depositary Receipts (“ADSs”)) of Grupo Aeropotuario del Sureste, S.A.B. de C.V., a limited liability publicly traded corporation with variable capital stock (sociedad anónima bursátil de capital variable) (the “Company”), organized under the laws of the United Mexican States (“Mexico”). According to its public filings with the Commission, the Company, through its subsidiaries, operates airports in the southeastern region of Mexico. Defined terms used but not defined herein shall have the respective meanings given to such terms in Amendment No. 5 or Amendment No. 6.
Item 3. Source and Amount of Funds or Other Consideration
Item 3 is hereby amended by adding at the end of the Item the following paragraphs:
Purchaser acquired an additional 4,457,800 Shares in the open market with funds it received indirectly pursuant to a draw down of $22.2 million from the Loan Facility.
Mr. Luis Chico purchased an additional 10,000 Shares previously reported on Amendment No. 7 in the open market with personal funds.
Item 5. Interest in Securities of the Issuer1
Item 5 is hereby amended by deleting paragraphs a) through c) and replacing them with the following:
(a)
(i)	Mr. Chico beneficially owns 73,201,535 Shares representing 26.4% of the total issued and outstanding Shares.

(ii)	Purchaser beneficially owns 51,151,535 Shares representing 18.5% of the total issued and outstanding Shares.

(iii)	AAI beneficially owns 73,201,535 Shares representing 26.4% of the total issued and outstanding Shares.

(iv)	Mr. Luis Chico beneficially owns 150,000 Shares representing 0.1% of the total issued and outstanding Shares.
(b)
(i)	Mr. Chico has the shared power to vote and dispose of 73,201,535 Shares with Purchaser and AAI.

(ii)	Purchaser has the shared power to vote and dispose of 51,151,535 Shares with Mr. Chico and AAI.

(iii)	AAI has the shared power to vote and dispose of 73,201,535 Shares with Mr. Chico and Purchaser.

(iv)	Mr. Luis Chico has the sole power to vote and dispose of 150,000 Shares.
(c)	The trading dates, number of Shares purchased and sold and price per Share for all transactions in the Shares since the most recent filing of Schedule 13D on May 23, 2008 by the Reporting Persons or Mr. Luis Chico are set forth in Annex A and were all effected in broker transactions.

[1]	Excludes the Series BB Shares held by ITA.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
DATED: June 2, 2008

FERNANDO CHICO PARDO

/s/ Fernando Chico Pardo

AGRUPACIÓN AEROPORTUARIA INTERNACIONAL II, S.A. DE C.V
By:	/s/ Fernando Chico Pardo
	Name:	Fernando Chico Pardo
	Title:	Attorney in fact

AGRUPACIÓN AEROPORTUARIA INTERNACIONAL, S.A. DE C.V.
By:	/s/ Fernando Chico Pardo
	Name:	Fernando Chico Pardo
	Title:	Attorney in fact

ANNEX A
TRANSACTIONS IN THE SHARES
Transactions by Agrupación Aeroportuaria Internacional II, S.A. de C.V.

	Number of
	Shares
Date of	Purchased	Price per
Transaction	(ADS)	Share (US$)

5/23/2008	300	$50.31
5/23/2008	600	$50.32
5/23/2008	585	$50.33
5/23/2008	215	$50.35
5/23/2008	100	$50.43
5/23/2008	12,524	$50.40
5/23/2008	200	$50.44
5/23/2008	300	$50.45
5/23/2008	200	$50.41
5/23/2008	100	$50.42
5/23/2008	200	$50.49
5/23/2008	600	$50.47
5/23/2008	500	$50.34
5/23/2008	10,400	$50.39
5/23/2008	1,300	$50.29
5/23/2008	300	$50.27
5/23/2008	200	$50.30
5/23/2008	1,400	$50.36
5/23/2008	1,600	$50.37
5/23/2008	5,876	$50.38
5/27/2008	100	$50.25
5/27/2008	100	$50.33
5/27/2008	200	$50.29
5/27/2008	200	$50.30
5/27/2008	400	$50.32
5/27/2008	300	$50.31
5/27/2008	400	$50.37
5/27/2008	200	$50.36
5/27/2008	300	$50.38
5/27/2008	600	$50.39
5/27/2008	500	$50.35
5/27/2008	1,900	$50.40
5/28/2008	100	$50.25
5/28/2008	180	$50.10
5/28/2008	200	$50.19
5/28/2008	100	$50.18
5/28/2008	220	$50.03
5/28/2008	400	$50.15
5/28/2008	200	$50.05

	Number of
	Shares
Date of	Purchased	Price per
Transaction	(ADS)	Share (US$)

5/28/2008	100	$50.02
5/28/2008	200	$50.00
5/28/2008	100	$49.93
5/28/2008	400	$49.91
5/28/2008	100	$49.92
5/28/2008	100	$49.94
5/28/2008	100	$49.95
5/28/2008	400	$49.88
5/28/2008	200	$49.84
5/28/2008	600	$49.86
5/28/2008	400	$49.85
5/28/2008	100	$49.81
5/28/2008	300	$49.87
5/28/2008	800	$49.90
5/28/2008	200	$49.83
5/28/2008	200	$49.89
5/28/2008	300	$49.80
5/28/2008	100	$49.77
5/28/2008	100	$49.69
5/28/2008	100	$49.68
5/28/2008	139	$49.64
5/28/2008	100	$49.66
5/28/2008	61	$49.70
5/28/2008	100	$49.67
5/28/2008	100	$49.63
5/28/2008	300	$49.61
5/28/2008	200	$49.57
5/28/2008	300	$49.55
5/28/2008	595	$49.49
5/28/2008	1,300	$49.48
5/28/2008	105	$49.47
5/28/2008	200	$49.59
5/28/2008	100	$49.52
5/28/2008	100	$49.62
5/28/2008	100	$49.56
5/28/2008	200	$49.53
5/28/2008	100	$49.50
5/28/2008	200	$49.29
5/28/2008	100	$49.28
5/28/2008	1,100	$49.44
5/28/2008	500	$49.43
5/28/2008	600	$49.46
5/28/2008	1,710	$49.45
5/28/2008	910	$49.41
5/28/2008	800	$49.39
5/28/2008	100	$49.43
5/28/2008	280	$49.37
5/28/2008	700	$49.40
5/28/2008	500	$49.36

	Number of
	Shares
Date of	Purchased	Price per
Transaction	(ADS)	Share (US$)

5/28/2008	600	$49.38
5/28/2008	100	$49.42
5/28/2008	100	$49.35
5/28/2008	900	$49.33
5/28/2008	900	$49.34
5/28/2008	200	$49.32
5/28/2008	300	$49.30
5/28/2008	200	$49.19
5/28/2008	800	$49.17
5/28/2008	100	$49.09
5/28/2008	100	$49.13
5/28/2008	300	$49.14
5/28/2008	400	$49.31
5/28/2008	200	$49.22
5/28/2008	100	$49.23
5/28/2008	400	$49.12
5/28/2008	700	$49.16
5/28/2008	500	$49.15
5/28/2008	300	$49.08
5/28/2008	1,100	$49.00
5/28/2008	100	$48.92
5/28/2008	200	$48.93
5/28/2008	300	$48.94
5/28/2008	500	$48.95
5/28/2008	500	$49.01
5/28/2008	100	$49.03
5/29/2008	10,000	$48.90
5/29/2008	1,000	$48.81
5/29/2008	100	$48.74
5/29/2008	100	$48.50
5/29/2008	700	$48.47
5/29/2008	200	$47.59
5/29/2008	400	$48.04
5/29/2008	100	$47.97
5/29/2008	500	$47.96
5/29/2008	700	$47.60
5/29/2008	200	$47.54
5/29/2008	500	$47.55
5/29/2008	100	$47.54
5/29/2008	800	$47.56
5/29/2008	700	$47.58
5/29/2008	200	$47.52
5/29/2008	100	$47.57
5/29/2008	400	$47.55
5/29/2008	300	$47.91
5/29/2008	600	$47.92
5/29/2008	500	$48.43
5/29/2008	700	$48.42
5/29/2008	1,000	$48.25

	Number of
	Shares
Date of	Purchased	Price per
Transaction	(ADS)	Share (US$)

5/29/2008	800	$48.17
5/29/2008	300	$48.24
5/29/2008	800	$48.22
5/29/2008	100	$48.10
5/29/2008	300	$48.14
5/29/2008	230	$48.18
5/29/2008	500	$48.13
5/29/2008	600	$48.15
5/29/2008	270	$48.21
5/29/2008	2,600	$48.33
5/29/2008	600	$48.37
5/29/2008	722	$48.46
5/29/2008	100	$48.47
5/29/2008	478	$48.57
5/29/2008	1,800	$48.49
5/29/2008	1,100	$48.48
5/29/2008	100	$48.67
5/29/2008	100	$48.68
5/29/2008	400	$48.64
5/29/2008	800	$48.60
5/29/2008	200	$48.59
5/29/2008	200	$48.58
5/29/2008	700	$48.53
5/29/2008	3,000	$48.45
5/29/2008	15,100	$48.50
5/29/2008	1,800	$48.40
5/29/2008	1,900	$48.35
5/29/2008	500	$48.36
5/29/2008	900	$48.38
5/29/2008	300	$48.27
5/29/2008	500	$48.28
5/29/2008	700	$48.39
5/29/2008	500	$48.26
5/29/2008	1,500	$48.34
5/29/2008	1,100	$48.31
5/29/2008	1,300	$48.30
5/29/2008	100	$48.32
5/29/2008	600	$48.51
5/29/2008	4,800	$48.54
5/29/2008	200	$48.55
5/29/2008	400	$48.56
5/29/2008	200	$49.58
5/29/2008	800	$48.65
5/29/2008	100	$48.82
5/29/2008	400	$48.86
5/29/2008	100	$48.87
5/29/2008	300	$48.94
5/29/2008	100	$48.91
5/29/2008	500	$48.83

	Number of
	Shares
Date of	Purchased	Price per
Transaction	(ADS)	Share (US$)

5/29/2008	200	$48.78
5/29/2008	500	$49.02
5/29/2008	600	$49.18
5/29/2008	1,000	$49.20
5/29/2008	100	$49.24
5/29/2008	400	$49.50
5/29/2008	100	$49.56
5/29/2008	100	$49.59
5/29/2008	1,400	$49.78
5/29/2008	300	$49.84
5/29/2008	200	$49.69
5/29/2008	100	$50.08
5/29/2008	100	$50.07
5/29/2008	200	$50.09
5/29/2008	400	$50.03
5/29/2008	400	$50.04
5/29/2008	300	$50.02
5/29/2008	1,900	$50.00
5/29/2008	100	$49.91
5/29/2008	800	$49.93
5/29/2008	400	$49.92
5/29/2008	100	$49.96
5/29/2008	200	$50.06
5/29/2008	300	$50.11
5/29/2008	100	$50.12
5/29/2008	300	$50.01
5/29/2008	700	$49.83
5/29/2008	100	$49.72
5/29/2008	500	$49.73
5/29/2008	800	$49.88
5/29/2008	51,450	$49.85
5/29/2008	2,100	$49.89
5/29/2008	300	$49.87
5/29/2008	5,250	$49.90
5/29/2008	500	$49.95
5/29/2008	800	$49.97
5/29/2008	100	$49.98
5/29/2008	200	$49.94
5/29/2008	200	$49.99
5/29/2008	1,300	$49.19
5/29/2008	200	$49.22
5/29/2008	100	$49.25
5/29/2008	100	$49.26
5/29/2008	100	$49.23
5/29/2008	300	$49.22
5/29/2008	600	$49.17
5/29/2008	100	$49.11
5/29/2008	500	$49.09
5/29/2008	500	$49.14

	Number of
	Shares
Date of	Purchased	Price per
Transaction	(ADS)	Share (US$)

5/29/2008	800	$49.10
5/29/2008	200	$49.12
5/29/2008	100	$49.29
5/29/2008	700	$49.28
5/29/2008	100	$49.31
5/29/2008	200	$49.29
5/29/2008	200	$49.32
5/29/2008	200	$49.33
5/29/2008	100	$49.38
5/29/2008	100	$49.39
5/29/2008	100	$49.41
5/29/2008	500	$49.40
5/29/2008	200	$49.35
5/29/2008	100	$49.33
5/29/2008	1,500	$49.30
5/29/2008	400	$49.25
5/29/2008	200	$49.16
5/29/2008	300	$49.14
5/29/2008	1,400	$49.34
5/29/2008	1,000	$49.21
5/29/2008	500	$49.05
5/29/2008	400	$49.12
5/29/2008	300	$49.13
5/29/2008	1,800	$49.15
5/29/2008	300	$49.23
5/29/2008	800	$49.27
5/29/2008	1,400	$49.39
5/29/2008	700	$49.41
5/29/2008	300	$49.64
5/29/2008	600	$49.60
5/29/2008	100	$49.75
5/29/2008	102,400	$49.80
5/29/2008	900	$49.76
5/29/2008	300	$49.79
5/29/2008	600	$49.70
5/29/2008	300	$49.71
5/30/2008	100	$49.75
5/30/2008	300	$51.09
5/30/2008	1,300	$51.17
5/30/2008	100	$51.15
5/30/2008	1,200	$51.13
5/30/2008	2,500	$51.20
5/30/2008	700	$51.20
5/30/2008	15,630	$51.11
5/30/2008	6,300	$51.10
5/30/2008	2,000	$51.13
5/30/2008	2,470	$51.19
5/30/2008	1,200	$51.24
5/30/2008	2,600	$51.25
5/30/2008	7,700	$51.23
5/30/2008	1,400	$51.22
5/30/2008	17,600	$51.26

	Number of
	Shares	Price per
Date of	Purchased	Share
Transaction	(Series B)	(MXP)

5/23/2008	10,000	$54.30
5/23/2008	5,400	$54.30
5/23/2008	5,000	$54.30
5/23/2008	700	$54.39
5/23/2008	200	$54.40
5/23/2008	2,700	$54.41
5/23/2008	4,300	$54.39
5/23/2008	2,700	$54.40
5/23/2008	5,000	$54.40
5/23/2008	4,000	$54.40
5/23/2008	100	$54.48
5/23/2008	2,700	$54.48
5/28/2008	2,000	$52.30
5/28/2008	2,000	$52.30
5/28/2008	100	$52.30
5/28/2008	2,000	$52.30
5/28/2008	3,900	$52.30
5/28/2008	10,000	$52.00
5/28/2008	10,000	$51.94
5/28/2008	7,800	$51.75
5/28/2008	2,200	$51.70
5/28/2008	5,000	$51.60
5/28/2008	5,000	$51.67
5/28/2008	5,000	$51.55
5/28/2008	1,900	$51.50
5/28/2008	5,500	$51.51
5/28/2008	3,100	$51.50
5/28/2008	3,300	$51.50
5/28/2008	1,200	$51.50
5/28/2008	5,000	$51.30
5/28/2008	2,000	$51.20
5/28/2008	5,000	$51.20
5/28/2008	1,800	$51.20
5/28/2008	200	$51.28
5/28/2008	1,400	$51.08
5/28/2008	5,000	$51.00
5/28/2008	9,600	$50.90
5/28/2008	2,000	$50.80
5/28/2008	8,000	$50.80
5/28/2008	5,000	$50.75

	Number of
	Shares	Price per
Date of	Purchased	Share
Transaction	(Series B)	(MXP)

5/29/2008	900	$50.50
5/29/2008	1,000	$50.50
5/29/2008	3,100	$50.50
5/29/2008	15,000	$50.36
5/29/2008	2,000	$50.00
5/29/2008	1,000	$50.00
5/29/2008	1,000	$50.00
5/29/2008	6,000	$50.00
5/29/2008	5,000	$49.50
5/29/2008	5,000	$49.50
5/29/2008	10,000	$49.50
5/29/2008	7,000	$49.10
5/29/2008	7,000	$49.10
5/29/2008	6,000	$49.10
5/29/2008	10,000	$49.15
5/29/2008	1,100	$49.80
5/29/2008	2,500	$50.00
5/29/2008	3,000	$50.00
5/29/2008	13,400	$50.00
5/29/2008	500	$49.65
5/29/2008	10,000	$49.96
5/29/2008	10,000	$50.00
5/29/2008	5,000	$49.97
5/29/2008	8,900	$49.90
5/29/2008	5,600	$49.85
5/29/2008	15,000	$51.49
5/29/2008	15,000	$51.45
5/29/2008	15,000	$51.43
5/29/2008	15,000	$51.40
5/29/2008	23,300	$51.40
5/29/2008	1,000	$51.40
5/29/2008	2,700	$51.37
5/29/2008	10,000	$50.92
5/29/2008	3,000	$50.80
5/29/2008	8,400	$50.85
5/29/2008	1,600	$51.55
5/30/2008	12,000	$51.39
5/30/2008	12,000	$51.39